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  FORM 3                U.S. SECURITIES AND EXCHANGE COMMISSION
----------                     WASHINGTON, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
       Filed pursuant to Section 16(a) of the Securities Exchange Act of
         1934, Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940

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

1. Name and Address of Reporting Person | 2. Date of Event       | 4. Issuer Name and Ticker or Trading Symbol
                                        |    Requiring           |
                                        |    Statement           |
   Liberty Media Corporation            |    (Month/Day/Year)    |    Liberty Livewire Corporation (formerly known as The Todd-AO
   9197 South Peoria Street             |                        |    Corporation). The Class A Common Stock of Liberty Livewire
   Englewood, Colorado 80112            |         6/9/00         |    Corporation is traded on The NASDAQ Stock Market under the
                                        |                        |    symbol "LWIRA"; the Class B Common Stock of Liberty Livewire
                                        |                        |    Corporation is not publicly traded
                                        |                        |
                                        |-------------------------------------------------------------------------------------------
                                        |  3. IRS or Social      | 5. Relationship of Reporting Person     | 6. If Amendment, Date
                                        |     Security           |    to Issuer                            |    of Original
                                        |     Number of          |    (Check all applicable)               |    (Month/Day/Year)
                                        |     Reporting          |                                         |
                                        |     Person (Voluntary) |        Director            X  10%       |        7/19/00
                                        |                        |    ---                    --- Owner     |
                                        |                        |                                         |------------------------
                                        |                        |        Officer (give          Other     | 7. Individual or
                                        |                        |    ---          title     --- (specify  |    Joint/Group Filing
                                        |                        |                 below)         below)   |    (Check applicable
                                        |                        |                                         |     line)
                                        |                        |                                         |
                                        |                        |             -----------------           |      X  Form filed by
                                        |                        |                                         |     --- One Reporting
                                        |                        |                                         |         Person
                                        |                        |                                         |
                                        |                        |                                         |         Form filed by
                                        |                        |                                         |     --- More than One
                                        |                        |                                         |         Reporting
                                        |                        |                                         |         Person
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                    | 2. Amount of Securities                  | 3. Ownership Form:    | 4. Nature of Indirect
   (Instr. 4)                           |    Beneficially Owned (Instr. 4)         |    Direct (D) or      |    Beneficial Ownership
                                        |                                          |    Indirect (I)       |    (Instr. 5)
                                        |                                          |    (Instr. 5)         |
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                                        |                                          |                       |
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                                        |                                          |                       |
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FORM 3 (CONTINUED)
              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
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1. Title of Derivative       | 2. Date Exercisable      | 3. Title and Amount of   | 4. Conversion   | 5. Ownership    6. Nature of
   Security                  |    and Expiration        |    Securities Underlying |    or Exercise  |    Form of         Indirect
   (Instr. 4)                |    Date                  |    Derivative Security   |    Price of     |    Derivative      Beneficial
                             |    (Month/Day/Year)      |    (Instr. 4)            |    Derivative   |    Security:       Ownership
                             |--------------------------|--------------------------|    Security     |    Direct (D)      (Instr. 5)
                             |    Date     | Expiration |    Title    | Amount or  |                 |    or Indirect
                             | Exercisable |    Date    |             | Number of  |                 |    (I)
                             |             |            |             |  Shares    |                 |    (Instr. 5)
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Class B Common Stock, par    |             |            | Class B     | 23,134,859   Each share of            D
value $0.01 per share        |             |            | Common      |              Class B Common
                             |             |            | Stock, par  |              Stock is
                             |             |            | value $0.01 |              convertible,
                             |             |            | per share   |              at the option
                             |             |            |             |              of the holder,
                             |             |            |             |              into one share
                             |             |            |             |              of Class A
                             |             |            |             |              Common Stock
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                             |             |            |                          |                 |                 |
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                             |             |            |                          |                 |                 |
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Explanation of Responses:




** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.                                         LIBERTY MEDIA CORPORATION
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                        By:   /s/ Vivian J. Carr                November 13, 2000
                                                                           ------------------------------    -----------------------
                                                                        Name: Vivian J. Carr                           Date
                                                                        Title: Senior Vice President


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



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